CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions, "Financial Highlights", "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the Post-Effective Amendment No. 39 to the Registration Statement (Form N-1A No. 333-62270) and related Prospectuses and Statements of Additional Information of the Henderson Money Market Fund, Henderson International Equity Fund, and Henderson Worldwide Income Fund, series of the Henderson Global Funds, and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the financial statements of the Henderson Global Funds included in its Annual Reports for the period ended December 31, 2009, filed with the Securities and Exchange Commission.


                                                           /s/ ERNST & YOUNG LLP

Chicago, Illinois
April 29, 2010